Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kraton Performance Polymers, Inc.:

We consent to the use of our reports dated February 25, 2015, with respect to the consolidated balance sheets of Kraton Performance Polymers, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement on Form S-3.

/s/ KPMG LLP

Houston, Texas

August 25, 2015